Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ALPHA CAPITAL HOLDCO COMPANY,

ALPHA MERGER SUB I COMPANY,

ALPHA MERGER SUB II COMPANY,

ALPHA MERGER SUB III COMPANY,

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

and

ALPHA CAPITAL ACQUISITION COMPANY

dated as of November 16, 2021

i

4.15.	Environmental Matters	46
4.16.	Brokers; Third Party Expenses	47
4.17.	Intellectual Property	47
4.18.	Privacy	51
4.19.	Agreements, Contracts and Commitments	52
4.20.	Insurance	54
4.21.	Interested Party Transactions	54
4.22.	Information Supplied	55
4.23.	Anti-Bribery; Anti-Corruption	55
4.24.	International Trade; Sanctions	56
4.25.	Customers and Suppliers	56
4.26.	Board Approval; Vote Required	57
4.27.	Disclaimer of Other Warranties	57

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB		57
5.1.	Organization and Qualification	58
5.2.	New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub	58
5.3.	Capitalization	60
5.4.	Authority Relative to this Agreement	61
5.5.	No Conflict; Required Filings and Consents	61
5.6.	Compliance; Approvals	62
5.7.	SPAC SEC Reports and Financial Statements	63
5.8.	Absence of Certain Changes or Events	64
5.9.	Litigation	64
5.10.	Business Activities	64
5.11.	SPAC Material Contracts	65
5.12.	SPAC Listing	65
5.13.	PIPE Investment Amount	65
5.14.	Trust Account	66
5.15.	Taxes	67
5.16.	Information Supplied	69
5.17.	Employees; Benefit Plans	69
5.18.	Board Approval; Shareholder Vote	69
5.19.	Affiliate Transactions	70
5.20.	Brokers	70
5.21.	Investment Company Act	70
5.22.	JOBS Act	70
5.23.	Disclaimer of Other Warranties	70

ARTICLE VI CONDUCT PRIOR TO THE CLOSING DATE		71
6.1.	Conduct of Business by the Company and the Company Subsidiaries	71
6.2.	Conduct of Business by SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub	74

ARTICLE VII ADDITIONAL AGREEMENTS		76
7.1.	Proxy Statement; Special Meeting; Newco Approval	76
7.2.	Certain Regulatory Matters	79

7.3.	Other Filings; Press Release	80
7.4.	Confidentiality; Communications Plan; Access to Information	80
7.5.	Commercially Reasonable Efforts	82
7.6.	No SPAC Securities Transactions	82
7.7.	No Claim Against Trust Account	83
7.8.	Disclosure of Certain Matters	83
7.9.	Securities Listing	83
7.10.	No Solicitation	83
7.11.	Trust Account	84
7.12.	Director and Officer Matters	85
7.13.	Tax Matters	87
7.14.	Subscription Agreements	88
7.15.	Section 16 Matters	88
7.16.	Qualification as a Foreign Private Issuer	88
7.17.	Qualification as an Emerging Growth Company	89
7.18.	New PubCo Board	89
7.19.	New PubCo Equity Plan	89
7.20.	Interim Financial Statements	90
7.21.	Transaction Costs Cap	90
7.22.	SEC Financial Statements	90
7.23.	Company Shareholder Meeting	92
7.24.	Post-Signing Deliveries	92

ARTICLE VIII CONDITIONS TO THE TRANSACTION		92
8.1.	Conditions to Obligations of Each Party’s Obligations	92
8.2.	Additional Conditions to Obligations of the Company	93
8.3.	Additional Conditions to the Obligations of SPAC	94

ARTICLE IX TERMINATION		95
9.1.	Termination	95
9.2.	Notice of Termination; Effect of Termination	96

ARTICLE X NO SURVIVAL		97
10.1.	No Survival	97

ARTICLE XI GENERAL PROVISIONS		97
11.1.	Notices	97
11.2.	Interpretation	98
11.3.	Counterparts; Electronic Delivery	99
11.4.	Entire Agreement; Third Party Beneficiaries	99
11.5.	Severability	99
11.6.	Other Remedies; Specific Performance	100
11.7.	Governing Law	100
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	100
11.9.	Rules of Construction	101
11.10.	Expenses	101
11.11.	Assignment	101
11.12.	Amendment	102
11.13.	Extension; Waiver	102

11.14.	No Recourse	102
11.15.	Legal Representation	102
11.16.	Disclosure Letters and Exhibits	104

EXHIBITS

Exhibit A	Form of Newco Joinder
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Voting and Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Redemption Agreement
Exhibit F	Form of Sponsor Letter Agreement
Exhibit G	Form of Shareholders Agreement
Exhibit H	Form of A&R Registration Rights Agreement
Exhibit I	Form of First Plan of Merger
Exhibit J	Form of Second Plan of Merger
Exhibit K	Form of Third Plan of Merger
Exhibit L	Form of New PubCo A&R Charter

SCHEDULES
Schedule I	Earn-Out Participants

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of November 15, 2021 (this “Agreement”), by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), and Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”). Each of New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability on December 10, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Transactions (as defined below), Sponsor (as defined below) has caused to be formed, (i) New PubCo, (ii) First Merger Sub, (iii) Second Merger Sub and (iv) Third Merger Sub;

WHEREAS, in anticipation of the Transactions, as soon as practicable after the date hereof, and in any event prior to the First Effective Time (as defined below), the Company shall cause to be formed an exempted company incorporated with limited liability in the Cayman Islands (“Newco”) for purposes of the transactions contemplated by this Agreement;

WHEREAS, it is contemplated that Newco shall become a party to this Agreement and the Exchange Agreement (as defined below) for all purposes and subject to the terms and conditions hereunder and thereunder promptly after its incorporation by executing and delivering an executed joinder to this Agreement and the Exchange Agreement, substantially in the form attached hereto as Exhibit A (the “Newco Joinder”);

WHEREAS, following the execution and delivery of this Agreement and in any event within eight (8) hours following the execution hereof, the Company and the Company Shareholders (as defined below) and the Company Optionholders (as defined below) will enter into an exchange agreement in substantially the form attached hereto as Exhibit B (the “Exchange Agreement”), pursuant to which, (i) prior to the First Effective Time (and conditioned upon the Closing (as defined below)), the Company Shareholders will exchange with Newco all of the issued and outstanding equity of the Company for newly issued Newco Shares (as defined below) (the “Pre-Closing Exchange”) and, after giving effect to the Pre-Closing Exchange, the Company will become a wholly owned subsidiary of Newco, (ii) the holders of any Vested Company Options (as defined below) on the Closing Date will agree to convert their Vested Company Options for New PubCo Ordinary Shares (as defined below), and (iii) the holders of any Unvested Company Options (as defined below) on the Closing Date will agree to exchange their interests in the Unvested Company Options for interests in Converted Options (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, the Company Shareholders and the Company Optionholders will enter into a voting and support agreement in substantially the form attached hereto as Exhibit C (the “Voting and Support Agreement”), pursuant to which the Company Shareholders will agree to approve the actions contemplated in this Agreement for which the approval of the Company Shareholders and the Newco Shareholders is required;

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo and the Company Shareholders will enter into a lock-up agreement in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which the Company Shareholders will agree to certain restrictions on transfer relating to their New PubCo Ordinary Shares as set forth in the Lock-Up Agreement;

WHEREAS, the Parties intend to effect the Mergers (as defined below) in accordance with the Companies Act (as defined below) and upon the terms and conditions set forth in this Agreement whereby on the Closing Date (as defined below), (i) First Merger Sub shall be merged with and into SPAC (the “First Merger”), with SPAC surviving as a direct wholly owned subsidiary of New PubCo, (ii) immediately following the First Merger, SPAC shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New PubCo and (iii) promptly following the Second Merger, Third Merger Sub shall be merged with and into Newco (the “Third Merger” and, together with the SPAC Mergers, the “Mergers”) with Newco surviving as a direct wholly owned subsidiary of New PubCo;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the SPAC Mergers are fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Mergers, the Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iii) determined to recommend that the shareholders of SPAC vote to approve the SPAC Shareholder Matters (as defined below) and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously recommended that the shareholders of the Company (the “Company Shareholders”) negotiate this Agreement;

WHEREAS, the respective boards of directors of each of New PubCo and the Merger Subs have unanimously determined, approved and declared that the transactions contemplated by this Agreement (including, as applicable, the First Plan of Merger (as defined below), the First Merger, the Second Plan of Merger (as defined below), the Second Merger, the Third Plan of Merger (as defined below), the Third Merger and the Transaction Agreements to which they are a party) are in the best interests of their respective companies;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the SPAC Mergers, taken together, shall qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Third Merger, will qualify as a reorganization pursuant to Section 368(a) of the Code and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the SPAC Mergers and the Third Merger (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo and SPAC have entered into certain Subscription Agreements (as defined below) with certain investors (collectively with any of their permitted assignees or transferees, the “PIPE Investors”) for such investors to purchase SPAC Class A Ordinary Shares (as defined below) (the “PIPE Investment”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Subscription Agreements (as defined below), and as an inducement to SPAC’s and the Company’s willingness to enter into this Agreement, Innova Capital SPAC, LP, in its capacity as a shareholder of the SPAC (the “SPAC Shareholders”) has entered into a non-redemption agreement with SPAC in the form attached as Exhibit E hereto (the “Non-Redemption Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s and the SPAC’s willingness to enter into this Agreement, SPAC, the SPAC Sponsor (as defined below), the Company, and the other persons named therein and party thereto, have entered into a Sponsor Letter Agreement in the form attached hereto as Exhibit F (the “Sponsor Letter Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo, SPAC Sponsor and certain affiliate shareholders of the Company have entered into a Shareholders Agreement in the form attached hereto as Exhibit G (the “Shareholders Agreement”);

WHEREAS, in connection with the consummation of the Transactions (as defined below), certain persons named therein will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit H; and

WHEREAS, as of immediately following the consummation of the Closing, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Acceleration Event” shall have the meaning set forth in Section 3.9(g).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” shall have the meaning set forth in Section 3.3(a)(i).

“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Shareholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

“Approvals” shall have the meaning set forth in Section 4.6(b).

“Audited 2020 and 2019 Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Audited 2021 Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Brazilian Data Protection Law (LGPD)” shall mean the Brazilian law No. 13,709 dated August 14, 2018, as amended.

“Brazilian GAAP” shall mean the accounting principles generally accepted in Brazil under applicable Legal Requirements and the accounting standards issued by the Comitê de Pronunciamentos Contábeis.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Sao Paulo, Brazil are authorized or required by Legal Requirements to close.

“Certificates” shall have the meaning set forth in Section 3.4(a).

“Certifications” shall have the meaning set forth in Section 5.7(a).

“Change in Recommendation” shall have the meaning set forth in Section 7.1(b).

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Mergers take place.

“Closing Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payments Schedule” shall have the meaning set forth in Section 3.7.

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Business Combination” shall have the meaning set forth in Section 7.10(a).

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a)(i).

“Company D&O Tail” shall have the meaning set forth in Section 7.12(a)(ii).

“Company Disclosure Letter” shall have the meaning set forth in the Preamble to Article IV.

“Company IT Systems” shall have the meaning set forth in Section 4.17(i).

“Company Leased Properties” shall have the meaning set forth in Section 4.13(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, Brazilian GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub or SPAC; (x) any matter set forth on Schedule 1.1(a) of the Company Disclosure Letter; or (xi) any change, event, effect or occurrence to the extent relating to a SPAC Party or holder of SPAC Shares; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

“Company Minutes” shall have the meaning set forth in Section 7.24.

“Company Option” shall mean each outstanding and unexercised option to purchase Company Common Shares or the Company Preferred Shares issued pursuant to the Company Share Plan from Company, whether or not then vested or fully exercisable.

“Company Optionholder” shall mean each holder of a Company Option.

“Company Ordinary Shares” shall mean the common shares, no par value per share, of the Company.

“Company Preferred Shares” shall mean (i) the Class A preferred shares, no par value per share, of the Company and (ii) the Class B preferred shares, no par value per share, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Company Share Plan” shall mean the stock option plan of the Company and the award agreements granted thereunder.

“Company Shareholder Approval” shall have the meaning set forth in Section 4.26.

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated May 5, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Trust ” shall have the meaning set forth in Section 5.14(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” shall have the meaning set forth in Section 3.3(a)(ii).

“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of February 18, 2021, by and among SPAC, the SPAC Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean all applicable licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean all applicable import, customs and trade, export and anti-boycott laws, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Department of State, and their predecessor agencies; and (ii) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Earn-Out Participants” shall mean the Persons set forth on Schedule I.

“Earn-Out Proportion” shall mean with respect to each Earn-Out Participant, the proportion of Newco Shares to be received by such Earn-Out Participant as set forth on set forth on Schedule I.

“Earn-Out Shares” shall have the meaning set forth in Section 3.8(a).

“Effective Times” shall have the meaning set forth in Section 2.6(c).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, consulting, bonus, transaction bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (i) which any Group Company sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of its current or former employees, natural individual independent contractors or directors of the Company or any of its Subsidiaries, or (ii) with respect to which any Group Company has or may have any direct or indirect liability.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Equity Value” shall mean an amount equal to $620,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.4.

“Exchange Agreement” shall have the meaning set forth in the Recitals hereto.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Reference Price, rounded down to two decimal places.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Financing Certificate” shall have the meaning set forth in Section 3.6.

“First Effective Time” shall have the meaning set forth in Section 2.6(b).

“First Merger” shall have the meaning set forth in the Recitals hereto.

“First Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).

“First Merger Sub” shall have the meaning set forth in the Preamble hereto.

“First Plan of Merger” shall have the meaning set forth in Section 2.7(a).

“First Release Date” shall have the meaning set forth in Section 3.8(a)(i).

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of the other Parties, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other Section 5.1(d)); Section 5.2 (New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub) (other than the last sentence of Section 5.2(a)); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.5(a)(i) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities); Section 5.18 (Board Approval; Shareholder Vote) and Section 5.20 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned, developed, or currently being developed by or for any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“IFRS” shall mean the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Inbound License” shall have the meaning set forth in Section 4.19(a)(xii).

“Incidental Inbound License” shall mean any (a) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; and (b) license to Open Source Software.

“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, shares, stock or services including any earn-out payments (other than personal property, including inventory, and services purchased and supplies, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business); (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing.

“Initial SPAC Surviving Sub” shall have the meaning set forth in Section 2.4(a).

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all Internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud with respect to the representations or warranties contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 1.1(a), as applicable.

“Interested Party Transaction” shall have the meaning set forth in Section 4.21.

“Interim Financial Statements” shall have the meaning set forth in Section 7.20.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“JOBS Act” shall have the meaning set forth in Section 7.17.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 1.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, collective bargaining agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, covenant, servitude, put or call right, voting right (except for restrictions on share transfers under any applicable securities Legal Requirements), charge or any other legal or contractual restriction of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“LinkAPI” shall have the meaning set forth in Section 7.1(b).

“LinkAPI Historical Financial Statements” shall have the meaning set forth in Section 7.22(a).

“Material Company Real Property Leases” shall have the meaning set forth in Section 4.19(a)(xi).

“Material Customers” shall have the meaning set forth in Section 4.19(a)(ii).

“Material Suppliers” shall have the meaning set forth in Section 4.19(a)(ii).

“Merger Subs” shall have the meaning set forth in the Preamble hereto.

“Mergers” shall have the meaning set forth in the Recitals hereto.

“Minimum Cash Amount” shall mean $85,000,000.

“NASDAQ” shall have the meaning set forth in Section 5.12.

“Net Vested Option Shares” shall have the meaning set forth in Section 3.3(a)(i).

“Newco” shall have the meaning set forth in the Recitals hereto.

“Newco Approvals” shall mean (i) the unanimous approval of the board of directors of Newco which will (a) approve this Agreement, the Pre-Closing Exchange, the Third Merger, the Transaction Agreements to which it is a party and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith and has deemed this Agreement advisable and (b) determine to recommend that the Newco Shareholders vote to approve the Third Merger and such other actions as contemplated by this Agreement (the “Newco Shareholder Matters”) and (ii) the approval of the Newco Shareholder Matters in accordance with the memorandum and articles of association of Newco.

“Newco Joinder” shall have the meaning set forth in the Recitals hereto.

“Newco Shareholder” shall mean the holders of Newco Shares.

“Newco Shareholder Consideration” shall have the meaning set forth in Section 3.2(a).

“Newco Shares” shall mean the ordinary shares, par value $0.01 per share, of Newco.

“Newco Surviving Sub” shall have the meaning set forth in Section 2.4(a).

“Newco Treasury Shares” shall have the meaning set forth in Section 3.2(a).

“New PubCo” shall have the meaning set forth in the Preamble hereto.

“New PubCo A&R Charter” shall have the meaning set forth in Section 2.8(a).

“New PubCo Board” shall have the meaning set forth in Section 3.8(g).

“New PubCo Ordinary Shares” shall mean Class A ordinary shares of New PubCo, par value $0.001 per share, entitling the holder of each such share to one vote per share.

“Non-Redemption Agreements” shall have the meaning set forth in the Recitals hereto.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”; (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

“Option Purchase Price” shall mean the amount previously paid by the Optionholder at the time of the grant of the Company Option.

“Option Shares Needed to Cover” shall have the meaning set forth in Section 3.3(a)(i).

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Equity Securities” shall mean (a) the Newco Shares outstanding immediately prior to the Third Effective Time (after giving effect to the Pre-Closing Exchange) and (b) the Net Vested Option Shares.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Audited 2020 and 2019 Financial Statements” shall have the meaning set forth in Section 7.22(a).

“PCAOB Unaudited Interim Financial Statements” shall have the meaning set forth in Section 7.22(a).

“PCAOB Audited 2021 Financial Statements” shall have the meaning set forth in Section 7.22(b).

“Per Share Consideration” shall mean a number of validly issued, fully paid and nonassessable Ordinary Shares of New PubCo equal to (i) Per Share Merger Consideration Value divided by (ii) the Reference Price.

“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value and the Exchange Ratio, the number of Outstanding Company Equity Securities shall be determined as of immediately prior to the Third Effective Time (but in all events, after giving effect to the net exercise of Vested Company Options contemplated by Section 3.3(a)).

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and/or that are sufficiently reserved for on the financial statements in accordance with Brazilian GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, suppliers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building, entitlement, conservation, or other restrictions, conditions, charges, variances, covenants, rights of way, encumbrances, easements and other irregularities in title (including leasehold title), to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens or other conditions relating to real property disclosed on any title commitments provided to SPAC; (f) Liens identified in the Financial Statements, (g) all pledges or deposits in connection with workers compensation, health insurance, unemployment insurance and other applicable social security legislation; (h) Liens securing the Indebtedness of any of the Group Companies; (i) in the case of Intellectual Property, licenses entered into in the ordinary course; (j) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (k) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; and (l) Liens imposed under applicable securities Legal Requirements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify, contact or track an individual person or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“PIPE Investment Amount” shall have the meaning set forth in Section 5.13.

“PIPE Investor” shall have the meaning set forth in the Recitals hereto.

“Pre-Closing Exchange” shall have the meaning set forth in the Recitals hereto.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018, the General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), Brazilian Data Protection Law (LGPD) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Privacy Requirements” shall have the meaning set forth in Section 4.18(a).

“Private Placement Warrants” shall have the meaning set forth in Section 5.3(a).

“Process” or “Processing” shall mean, with respect to Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of Personal Information.

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(i).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Public Warrants” shall have the meaning set forth in Section 5.3(a).

“Reference Date” shall mean January 1, 2019.

“Reference Price” shall mean $10.00.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the outstanding Company Ordinary Shares and (ii) the Requisite Shareholders.

“Requisite Shareholders” means the Company Shareholders listed on Schedule 1.1(b) of the Company Disclosure Letter

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom; (ii) any Person located, organized or resident in a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Financial Statements” means:

(a)

In case the Parties mutually agree pursuant to Section 7.1(a)(ii) that the SPAC shall submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC: (i) the PCAOB Audited 2020 and 2019 Financial Statements, and (ii) the PCAOB Audited 2021 Financial Statements.

(b)

In case the Parties mutually agree pursuant to Section 7.1(a)(ii) that the SPAC shall not submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC: (i) the PCAOB Audited 2020 and 2019 Financial Statements, (ii) the PCAOB Unaudited Interim Financial Statements and (iii) to the extent required to be included in the Registration Statement and Proxy Statement pursuant to the applicable rules and regulations of the SEC, the PCAOB Audited 2021 Financial Statements.

“Second Effective Time” shall have the meaning set forth in Section 2.6(c).

“Second Merger” shall have the meaning set forth in the Recitals hereto.

“Second Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Second Plan of Merger” shall have the meaning set forth in Section 2.6(a).

“Second Release Date” shall have the meaning set forth in Section 3.8(a)(ii).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semantix Group” shall have the meaning set forth in Section 11.15(b).

“Semantix Group Privileged Communications” shall have the meaning set forth in Section 11.15(b).

“Shareholders Agreement” shall have the meaning set forth in the Recitals hereto.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.10(b).

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (b) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment.

“SPAC Class A Ordinary Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Class B Ordinary Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.12(b)(ii).

“SPAC Disclosure Letter” shall have the meaning set forth in the Preamble to Article V.

“SPAC Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(ii).

“SPAC Governing Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC effective February 9, 2021.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the SPAC, taken as a whole; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonable be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, Brazilian GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of the Company; (x) any change, event, effect or occurrence to the extent relating to any of the Group Companies or the Company Equityholders, (xi) any SPAC Shareholder Redemption, in and of itself, or (xii) any breach of any covenants, agreements or obligations of a PIPE Investor under a Subscription Agreement (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the SPAC, taken as a whole, relative to similarly situated companies in the industries in which the SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.11(a).

“SPAC Parties” shall mean SPAC, New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub and each of their respective Subsidiaries.

“SPAC Preferred Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“SPAC Shareholder Approval” means the approval of the SPAC Shareholder Matters as set out in Section 7.1(a)(i), in the case of items (1), (3) and (4) of the definition thereof, by way of ordinary resolution of the shareholders of the SPAC, and in the case of item (2) of the definition thereof by way of a Special Resolution as defined in the Companies Act, and in each case in accordance with the Proxy Statement and the SPAC Governing Documents.

“SPAC Shareholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholders” shall have the meaning set forth the Recitals hereto.

“SPAC Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Sponsor” shall mean Alpha Capital Sponsor LLC, a Cayman Islands limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 11.15(a).

“SPAC Units” shall mean equity securities of SPAC each consisting of one SPAC Class A Ordinary Share and one-half of one Public Warrant.

“SPAC Warrant” shall have the meaning set forth in Section 5.3(a).

“Sponsor Letter Agreement” shall have the meaning set forth in the Recitals hereto.

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Subscription Agreements” shall have the meaning set forth in Section 5.13.

“Subsequent SPAC Surviving Sub” shall have the meaning set forth in Section 2.4(b).

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Companies” shall have the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Third Effective Time” shall have the meaning set forth in Section 2.6(c).

“Third Merger” shall have the meaning set forth in the Recitals hereto.

“Third Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Third Plan of Merger” shall have the meaning set forth in Section 2.6(a).

“Trade Secrets” shall mean any and all trade secrets and rights in technology, discoveries and improvements, inventions (whether or not patentable), Software, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable.

“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.

“Trading Day” shall mean any day on which New PubCo Ordinary Shares are tradeable on the principal securities exchange or securities market on which New PubCo Ordinary Shares are then traded.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Exchange Agreement, the Voting and Support Agreement, the Newco Joinder, the Shareholders Agreement, the Confidentiality Agreement, the New PubCo A&R Charter, the Non-Redemption Agreement, the Lock-Up Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any SPAC Party prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory or any similar fees payable by the SPAC Parties in connection with the consummation of the Transactions; (c) all costs, fees and expenses related to the SPAC D&O Tail; and (d) any deferred underwriting commissions and placement fees; provided that under no circumstances shall any fees, costs or expenses incurred by any SPAC Party at the request or direction of the Company constitute Transaction Costs.

“Transaction Costs Cap” shall mean $20,400,000.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(c).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.14(a).

“Trust Agreement” shall have the meaning set forth in Section 5.14(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.5.

“U.S. GAAP” shall mean U.S. generally accepted accounting principles.

“Unvested Company Option” shall mean each unvested Company Option.

“Unaudited Interim Financial Statements” shall have the meaning set forth in Section 4.7(c).

“Vested Company Option” shall mean each vested Company Option.

“Waiving Parties” shall have the meaning set forth in Section 11.15(a).

ARTICLE II

NEWCO FORMATION; THE PRE-CLOSING EXCHANGE; THE PIPE INVESTMENT; THE MERGERS

2.1. Newco Formation. As soon as practicable after the date hereof and in any event prior to the First Effective Time, the Company shall cause the formation of Newco. Promptly after such formation and prior to the Mergers, the Company shall cause Newco to execute and deliver the Newco Joinder.

2.2. The Pre-Closing Exchange.

(a) The Company shall, and shall cause its Representatives to, reasonably consult with and reasonably cooperate with SPAC and its Representatives in connection with the Pre-Closing Exchange and otherwise keep SPAC and its Representatives reasonably apprised, in reasonable detail, of the status of the Pre-Closing Exchange. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof (and in any event ten (10) Business Days prior to the Closing Date), the Company shall provide, or cause to be provided, to SPAC drafts of all agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange, in each case, subject to the terms and conditions hereunder and under the Exchange Agreement and the Voting and Support Agreement, and shall consider in good faith all comments provided by SPAC and its Representatives.

(b) Prior to the First Effective Time, the Company (for itself and in its capacity as attorney-in-fact of each Company Shareholder) and Newco will take all actions necessary or advisable to complete the Pre-Closing Exchange, which shall be consummated immediately prior to the First Effective Time. Without limiting the foregoing, the Company agrees, pursuant to the powers of attorney granted to the Company pursuant to the Exchange Agreement, in connection with and to facilitate the consummation of the Pre-Closing Exchange, to the extent necessary or advisable, to make, execute, acknowledge and deliver all such other agreements, documents and instruments necessary or advisable to consummate the Pre-Closing Exchange on behalf of the Company Shareholders, in each case subject to the terms and conditions hereunder and under the Exchange Agreement and the Voting and Support Agreement.

2.3. The PIPE Investment. On the date hereof, New PubCo and SPAC have entered into the Subscription Agreements in relation to the PIPE Investment and, following the date hereof but prior to the First Effective Time, the PIPE Investment shall be consummated on the Closing Date immediately prior to the First Merger.

2.4. SPAC Mergers.

(a) On the Closing Date, at the First Effective Time, First Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement, the First Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of First Merger Sub will cease and SPAC will continue its existence under the Companies Act as the surviving company (the “Initial SPAC Surviving Sub”). As a result of the First Merger, the Initial SPAC Surviving Sub will become a wholly owned subsidiary of New PubCo.

(b) On the Closing Date and immediately following the First Effective Time, at the Second Effective Time, the Initial SPAC Surviving Sub will be merged with and into Second Merger Sub upon the terms and subject to the conditions set forth in this Agreement, the Second Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of the Initial SPAC Surviving Sub will cease and Second Merger Sub will continue its existence under the Companies Act as the surviving company (the “Subsequent SPAC Surviving Sub”). As a result of the Second Merger, the Subsequent SPAC Surviving Sub will become a wholly owned subsidiary of New PubCo.

(c) From and after the Second Effective Time, the Subsequent SPAC Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC, First Merger Sub, Second Merger Sub and Third Merger Sub, all as provided under the Companies Act.

2.5. Newco Merger.

(a) On the Closing Date and as promptly as practicable following the Second Effective Time, at the Third Effective Time, Third Merger Sub will be merged with and into Newco upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of Third Merger Sub will cease and Newco will continue its existence under the Companies Act as the surviving company (the “Newco Surviving Sub” and, together with the Subsequent SPAC Surviving Sub, the “Surviving Companies”). As a result of the Third Merger, the Newco Surviving Sub will be a wholly owned subsidiary of New PubCo.

(b) From and after the Third Effective Time, the Newco Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Newco and Second Merger Sub, all as provided under Companies Act.

2.6. Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing.

2.7. Effective Times.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties will cause the Mergers to be consummated: (i) on the Closing Date and in accordance with Section 2.4(a), SPAC and First Merger Sub executing a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit I hereto and filing the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act; (ii) on the Closing Date and in accordance with Section 2.4(b), Initial SPAC Surviving Sub and Second Merger Sub executing a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit J hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.; and (iii) on the Closing Date and in accordance with Section 2.4(c), Newco and Third Merger Sub executing a plan of merger (the “Third Plan of Merger”) substantially in the form attached as Exhibit K hereto and shall file the Third Plan of Merger and other documents as required to effect the Third Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.

(b) The First Merger will become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as First Merger Sub and SPAC may agree and specify pursuant to the Companies Act (such time as the First Merger becomes effective being the “First Effective Time”).

(c) The Second Merger will become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Initial SPAC Surviving Sub and Second Merger Sub may agree and specify pursuant to the Companies Act (such time as the Second Merger becomes effective being the “Second Effective Time”).

(d) The Third Merger will become effective at the time when the Third Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Third Merger Sub and Newco may agree and specify pursuant to the Companies Act (such time as the Third Merger becomes effective being the “Third Effective Time” and, together with the First Effective Time and the Second Effective Time, the “Effective Times”).

2.8. Effect of Mergers. At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger, the Third Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of Newco and SPAC shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of Newco and SPAC shall become debts, liabilities, obligations and duties of the applicable Surviving Company.

2.9. Governing Documents.

(a) Immediately prior to the First Effective Time, the memorandum and articles of association of New PubCo shall be amended and restated in its entirety in the form set forth in Exhibit L hereto (the “New PubCo A&R Charter”) until thereafter changed or amended as provided therein or by applicable Legal Requirement.

(b) At the First Effective Time, the SPAC Governing Documents shall be amended and restated in their entirety to read the same as the memorandum and articles of association of First Merger Sub as in effect immediately prior to the First Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Second Effective Time, the memorandum and articles of association of Initial SPAC Surviving Sub shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Second Merger Sub as in effect immediately prior to the Second Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Third Effective Time, the memorandum and articles of association of Newco shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Third Merger Sub as in effect immediately prior to the Third Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement.

2.10. Directors and Officers. From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of Initial SPAC Surviving Sub, the directors and officers of Initial SPAC Surviving Sub shall be the directors and officers of SPAC immediately prior to the First Effective Time. From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of Subsequent SPAC Surviving Sub, the directors and officers of Subsequent SPAC Surviving Sub shall be the directors and officers of Subsequent SPAC Surviving Sub immediately prior to the Second Effective Time. From and after the Third Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of Newco Surviving Sub, the directors and officers of Newco Surviving Sub shall be the directors and officers of Newco immediately prior to the Third Effective Time.

ARTICLE III

CLOSING TRANSACTIONS

3.1. Effect on SPAC Shares and Warrants, First Merger Sub, Second Merger Sub, Third Merger Sub and New PubCo.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of the SPAC, New PubCo, First Merger Sub or any holder of any SPAC Shares:

(i) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, First Merger Sub or any wholly owned subsidiary of the SPAC immediately prior to the First Effective Time, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(ii) Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the First Effective Time (except for shares being cancelled pursuant to Section 3.1(a)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable shares of New PubCo Ordinary Shares equal to 1.00 (the “SPAC Exchange Ratio”) (such shares referred to collectively as the “First Merger Consideration”). As of the First Effective Time, all of the SPAC Shares shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive, in accordance with this Section 3.1, the First Merger Consideration and otherwise as expressly provided herein.

(iii) Conversion of First Merger Sub Shares. At the First Effective Time, each share of First Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one share of Initial SPAC Surviving Sub, which shall constitute the only outstanding share of Initial SPAC Surviving Sub and be owned by New PubCo.

(iv) Cancellation of New PubCo Ordinary Shares. Each share of New PubCo that is outstanding immediately prior to the First Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(v) Treatment of SPAC Warrants. At the First Effective Time, each SPAC Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New PubCo Ordinary Shares, and New PubCo shall assume each such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under SPAC Warrants assumed by New PubCo shall thereupon be converted into rights with respect to New PubCo Ordinary Shares. Accordingly, from and after the First Effective Time: (i) each SPAC Warrant assumed by New PubCo may be exercised solely for shares of New PubCo Ordinary Shares; (ii) the number of shares of New PubCo Ordinary Shares subject to each SPAC Warrant assumed by New PubCo shall be determined by multiplying (A) the number of SPAC Shares that were subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New PubCo Ordinary Shares; (iii) the per share exercise price for the New PubCo Ordinary Shares issuable upon exercise of each SPAC Warrant assumed by New PubCo shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any SPAC Warrant assumed by New PubCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant assumed by New PubCo in accordance with this Section 3.1 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares subsequent to the First Effective Time.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Initial SPAC Surviving Sub or Second Merger Sub:

(i) Cancellation of Certain Second Merger Sub Shares. All shares of Second Merger Sub that are owned by Second Merger Sub, Initial SPAC Surviving Sub or any wholly owned subsidiary of the Second Merger Sub immediately prior to the Second Effective Time, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(ii) Conversion of Second Merger Sub Shares. At the Second Effective Time, each share of Second Merger Sub that is issued and outstanding immediately prior to the Second Effective Time shall automatically convert into one share of Subsequent SPAC Surviving Sub, which shall constitute the only outstanding share of Subsequent SPAC Surviving Sub and be owned by New PubCo.

(iii) Cancellation of Initial SPAC Subsidiary Shares. Each share of Initial SPAC Surviving Sub that is outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.2. Effect on Newco Shares and Third Merger Sub. At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Newco, New PubCo, Third Merger Sub or any holders of Newco Shares:

(a) Cancellation of Newco Shares. All Newco Shares that are owned by Newco (“Newco Treasury Shares”), Third Merger Sub or any wholly owned subsidiary of Newco immediately prior to the Third Effective Time shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Newco Shares. Each Newco Share issued and outstanding immediately prior to the Third Effective Time (except for Newco Treasury Shares and other shares being cancelled pursuant to Section 3.2(a)) shall be converted into and shall for all purposes represent only the right to receive the Per Share Consideration (the aggregate amounts of consideration allocated pursuant to this Section 3.2(b) and Section 3.3, collectively, the “Newco Shareholder Consideration”). All of the Newco Shares converted into the right to receive consideration as described in this Section 3.2(b) shall be automatically cancelled and extinguished and shall cease to exist, and each holder of Newco Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.2(b) into which such Newco Share shall have been converted or as otherwise provided in this Agreement and each former holder of Newco Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(c) Conversion of Third Merger Sub Shares. At the Third Effective Time, each share of Third Merger Sub that is issued and outstanding immediately prior to the Third Effective Time shall automatically convert into one share of Newco Surviving Sub, which shall constitute the only outstanding share of Newco Surviving Sub and be owned by New PubCo.

3.3. Treatment of Company Options.

(a) Immediately prior to the Third Effective Time, the Company shall convert the exercise price and the Option Purchase Price of each then-outstanding Company Option which shall be expressed in U.S. dollars using the conversion rate published by the Central Bank of Brazil at the close of business on the day prior to the delivery of the Closing Payments Schedule. At the Third Effective Time:

(i) All Vested Company Options outstanding immediately prior to the Third Effective Time shall, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be “net exercised” in full immediately prior to the Third Effective Time, pursuant to which (A) the Company will withhold a number of Company Shares issuable upon such exercise in order to satisfy the exercise price applicable to such Vested Company Options, based on a price per Company Share equal to the Per Share Merger Consideration Value, and (B) at the Third Effective Time, such net number of Company Shares issuable to the Company Optionholder (after giving effect to clause (A) above) (the “Net Vested Option Shares”) shall be converted into a number of New PubCo Ordinary Shares determined by multiplying (1) such number of Net Vested Option Shares by (2) the Exchange Ratio, rounded to the nearest whole share. For the avoidance of doubt, (i) the rounding of any shares pursuant to this Section 3.3(a)(i) shall be determined on an award-by-award basis and (ii) the number of Net Vested Option Shares with respect to any applicable award of Vested Company Options will be determined (on an award-by-award basis) as follows: (I) first, the aggregate exercise price of the applicable award of Vested Company Options will be determined by multiplying the aggregate number of Company Shares issuable pursuant to such award of Vested Company Options by the exercise price per Company Share applicable to each such Vested Company Option thereunder (the “Aggregate Exercise Price”), (II) then the number of Company Shares required to satisfy the Aggregate Exercise Price applicable to such award of Vested Company Options will be determined by dividing the Aggregate Exercise Price of such award of Vested Company Options by the Per Share Merger Consideration Value (for these purposes, “Per Share Merger Consideration Value” will be calculated as the quotient of (a) (x) $620,000,000, plus (y) the aggregate per share exercise price with respect to all Vested Company Options outstanding immediately prior to Closing, as if such Vested Company Options were exercised in full immediately prior to the Closing (without giving effect to “net exercise” under this Section 3.3(a)(i))

divided by (b) the sum of (x) the Newco Shares outstanding immediately prior to the Third Effective Time (after giving effect to the Pre-Closing Exchange) and (y) the Company Shares that, immediately prior to the net exercise contemplated under this Section 3.3(a)(i), are issuable upon exercise in full of all then-outstanding Vested Company Options) (“Option Shares Needed to Cover”), (III) then the Net Vested Option Shares applicable to such award of Vested Company Options will be determined by subtracting the applicable Option Shares Needed to Cover from the aggregate number of Company Shares underlying such award of Vested Company Options.

(ii) All outstanding Unvested Company Options immediately prior to the Third Effective Time shall, immediately prior to Closing, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by New PubCo, and each such Unvested Company Option shall be converted into an option to purchase New PubCo Ordinary Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested Company Option immediately before the Third Effective Time (including vesting, expiration date and exercise provisions), except that: (x) each Converted Option shall be exercisable for that number of New PubCo Ordinary Shares equal to the product (rounded down to the nearest whole share) of (A) the number of Company Shares subject to the Unvested Company Option immediately before the Third Effective Time multiplied by (B) the Exchange Ratio; and (y) the per share exercise price for New PubCo Ordinary Share issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Company Share of such Unvested Company Option immediately before the Third Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of New PubCo Ordinary Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Unvested Company Option to which Section 422 of the Code applies, the exercise price and the number of New PubCo Ordinary Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Prior to the Third Effective Time, the Company shall deliver to each Company Optionholder a notice setting forth the effect of the Mergers (including the Third Merger) on such Company Optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 3.3.

(c) Prior to the Third Effective Time, the Company shall take all necessary or appropriate actions to: (i) effectuate the provisions of this Article III; and (ii) ensure that after the Effective Times (including the Third Effective Time), neither any holder of Company Options, any beneficiary thereof, nor any other participant in the Company Share Plan shall have any right thereunder to acquire any securities of the Company or New PubCo or to receive any payment or benefit with respect to any award previously granted under the Company Share Plan, except as provided in this Article III. At the Third Effective Time, New PubCo shall assume the Company Share Plan, provided that all references to “Company” in the Company Share Plan and the documents governing the Converted Options after the Effective Times (including the Third Effective Time) will be deemed references to New PubCo and the number of New PubCo Ordinary Shares available for awards under the Company Share Plan shall be determined by adjusting the number of Company Shares available for awards under the Company Share Plan immediately before the Third Effective Time in accordance with the Exchange Ratio; provided, that any New PubCo Ordinary Shares available for awards under the Company Share Plan as of the Third Effective Time shall not be available for future awards under either the Company Share Plan or the New PubCo Equity Plan following the Third Effective Time.

(d) New PubCo shall (i) reserve for issuance the number of New PubCo Ordinary Shares that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of New PubCo Ordinary Shares, upon the exercise of the Converted Options. As soon as practicable following the Closing, New PubCo will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of New PubCo Ordinary Shares necessary to fulfill New PubCo’s obligations under this Section 3.3. The Company and its counsel shall reasonably cooperate with and assist New PubCo in the preparation of such registration statement.

3.4. Exchange Procedures. Following the date hereof and prior to the Effective Times, New PubCo shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Mergers and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to the Company and New PubCo; provided, however, that (i) Continental Trust is deemed to be reasonably acceptable and (ii) New PubCo shall afford the Company opportunity to review any proposed Exchange Agent Agreement prior to execution, and shall accept the Company’s reasonable comments thereto.

3.5. Issuance of the Closing Number of Securities.

(a) At the Closing, New PubCo shall issue to each Newco Shareholder that has complied with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Ordinary Shares to which each Newco Shareholder is entitled in respect of its Newco Shares pursuant to Section 3.2(a).

(b) At the Closing, New PubCo shall issue to each SPAC Shareholder that has complied with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Ordinary Shares to which each SPAC Shareholder is entitled in respect of its Newco Shares pursuant to Section 3.1(a).

(c) Notwithstanding anything in this Agreement, no fraction of a New PubCo Ordinary Share shall be issued by virtue of the Mergers, and the Persons who would otherwise be entitled to a fraction of a New PubCo Ordinary Share (after aggregating all fractional New PubCo Ordinary Shares that otherwise would be received by such Person) shall receive from New PubCo, in lieu of such fractional share: (i) one New PubCo Ordinary Share if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New PubCo Ordinary Shares if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

(d) The number of New PubCo Ordinary Shares that each Person is entitled to receive as a result of the Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares occurring on or after the date hereof and prior to the Closing.

3.6. SPAC Financing Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to Newco written notice (the “Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemptions; (b) the estimated amount of SPAC Cash and Transaction Costs as of the Closing; and (c) the number of SPAC Class A Ordinary Shares to be outstanding as of the Closing after giving effect to the SPAC Shareholder Redemptions and the issuance of SPAC Class A Ordinary Shares pursuant to the Subscription Agreements and the terms of this Agreement and the Sponsor Letter Agreement. SPAC shall also deliver to Newco (x) a certificate of the Chief Financial Officer of SPAC certifying that the amounts set forth in the Financing Certificate have been prepared in accordance with this Agreement and (y) reasonable relevant supporting documentation used by SPAC in calculating such amounts, including with respect to Transaction Costs. Newco and its Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of SPAC. SPAC and its Representatives shall reasonably assist Newco and its Representatives in its review of the documentation and shall consider in good faith Newco’s comments to the Financing Certificate, and if any adjustments are made to the Financing Certificate prior to the Closing (with Newco’s prior written consent), such adjusted Financing Certificate shall thereafter become the Financing Certificate for all purposes of this Agreement. The Financing Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. Newco shall be entitled to rely in all respects on the Financing Certificate.

3.7. Closing Calculations. Newco and the Company shall deliver to SPAC, no later than three (3) Business Days prior to the Closing Date written notice (the “Closing Payments Schedule”) setting forth: (a) the calculation of the Newco Shareholder Consideration and (b) the allocation of the Newco Shareholder Consideration among the Newco Shareholders. Newco and the Company shall also deliver to SPAC, (x) a certificate of the Chief Financial Officer of Newco certifying that the amounts set forth in the Closing Payments Schedule have been prepared in accordance with this Agreement and Newco’s and the Company’s Governing Documents and (y) reasonable relevant supporting documentation used by Newco and the Company in calculating such amounts. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with Newco and its Representatives the documentation provided pursuant to this Section 3.7 and any relevant books and records of Newco and its Subsidiaries. Newco and its Representatives shall reasonably assist SPAC and its Representatives in its review of the documentation and shall consider in good faith SPAC’s comments to the Closing Payments Schedule, and if any adjustments are made to the Closing Payments Schedule prior to the Closing, such adjusted Closing Payments Schedule shall thereafter become the Closing Payments Schedule for all purposes of this Agreement. The Closing Payments Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. New PubCo, SPAC, First Merger Sub, Second Merger Sub and Third Merger Sub will be entitled to rely in all respects upon the Closing Payments Schedule.

3.8. Earn-Out Shares.

(a) If the conditions set forth in this Section 3.8 are satisfied, New PubCo shall issue to the Earn-Out Participants, in accordance with their Earn-Out Proportion, a total of up to 2,500,000 newly issued New PubCo Ordinary Shares (such New PubCo Ordinary Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Earn-Out Shares”), as follows:

(i) if at any time during the 5 year period following the Closing Date (the end of such period, the “First Release Date”) the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 Trading Days within any consecutive 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and

(ii) if at any time during the 5 year period following the Closing Date (the end of such period, the “Second Release Date”) the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 Trading Days within any consecutive 30 Trading Day period, one-half of the Earn-Out Shares shall be issued (in addition to any Earn-Out Shares issued pursuant to Section 3.8(a)(i)).

(b) If (i) the First Release Date or the Second Release Date occurs on a day that is not a Trading Day, then the “First Release Date” or the “Second Release Date” (as applicable) shall for all purposes of this Agreement be deemed to occur on the next following Trading Day, and (ii) if New PubCo or any of its affiliates enters into a definitive agreement with respect to an Acceleration Event (as defined below) on or prior to the First Release Date or the Second Release Date, then the First Release Date of the Second Release Date (as applicable) shall be automatically extended and shall be deemed to occur on the earlier of (A) the consummation of such Acceleration Event and (B) the termination of such definitive agreement with respect to such Acceleration Event in accordance with its terms.

(c) The New PubCo Ordinary Share price targets in Sections 3.8(a)(i) and (a)(ii) shall be equitably adjusted for stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Ordinary Shares after the Effective Times.

(d) In the event of the satisfaction of the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within five (5) Business Days) after such satisfaction, New PubCo shall issue such Earn-Out Shares to the Earn-Out Participants as a result thereof (for the avoidance of doubt, for all purposes hereunder, such Earn-Out Participants shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the threshold set forth in Section 3.8(a)(i) or the threshold set forth in Section 3.8(a)(ii), notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(e) In the event of the failure of the satisfaction of the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the Earn-Out Participants.

(f) Following the Closing, including during the 5 year period following the Closing Date, New PubCo and its Subsidiaries, including the Group Companies, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Company Shares as of the Closing will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

(g) If, during the 5 year period following the Closing Date, (i) there is a transaction that results in New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of New PubCo (the “New PubCo Board”) in good faith) in excess of the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date (each as equitably adjusted for stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Ordinary Shares after the date of this Agreement) (an “Acceleration Event”), then the Earn-Out Shares subject to the applicable threshold shall be issued to the Earn-Out Participants effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the recipients of such Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction, and (ii) there is a transaction that will result in New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) less than the threshold set forth in Section 3.8(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.8(a)(ii) on or prior to the Second Release Date, (each as equitably adjusted for stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change affecting the New PubCo Ordinary Shares after the date of this Agreement), then the Earn-Out Shares that remain subject to the applicable threshold shall be forfeited.

(h) At the time that any Earn-Out Shares become vested pursuant to this Section 3.8, New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Earn-Out Shares related to such vesting.

(i) The Earn-Out Participants are intended third party beneficiaries of this Section 3.8, and shall be entitled to enforce the same by action of the Earn-Out Participants who together received at least 20% of the Newco Shareholder Consideration.

3.9. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Exchange Agent, SPAC, the Company, and New PubCo, and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), Exchange Agent, SPAC or New PubCo, as applicable, shall provide written notice to the Company of the amounts to be deducted and withheld no later than ten (10) Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Newco Surviving Sub following the Third Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Third Merger Sub, and to vest the Initial SPAC Surviving Sub following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and the First Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company and Third Merger Sub, on the one hand, and SPAC and First Merger Sub, on the other hand, and New PubCo, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date:

4.1. Organization and Qualification. The Company (a) is a corporation duly formed, validly existing and in good standing (to the extent such concept exists) under Brazilian law and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is not in violation of any provisions of the Company’s Governing Documents in any material respect.

4.2. Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Schedule 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is in violation of any provisions of its Governing Documents in any respect.

(c) Except as disclosed on Schedule 4.2(c) of the Company Disclosure Letter, all issued and outstanding share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in all material respects in compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3. Capitalization of the Company.

(a) Schedule 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares owned by each holder of Company Shares, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Company Options, including the number of Company Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires. Except as disclosed on Schedule 4.3(a)(iv) of the Company Disclosure Letter, each Company Option (A) has been granted in compliance with all applicable Legal Requirements and (B) is, and at all times has been, exempt from Section 409A of the Code.

(b) Except for currently outstanding Company Options which have been granted to current or former employees, consultants or directors pursuant to the Company Share Plan, a reservation of Company Shares for direct issuances or purchases upon exercise of Company Options under the Company Share Plan or as disclosed on Schedule 4.3(a) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. As of the date hereof, there are no declared or accrued unpaid dividends with respect to any Company Shares.

(c) Except as disclosed on Schedule 4.3(c) of the Company Disclosure Letter, all issued and outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise of Company Options, when issued in accordance with the terms of the Company Options, will be, (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party. All issued and outstanding Company Shares and Company Options were issued in compliance with applicable Legal Requirements.

(d) No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(e) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in all material respects in compliance with applicable Legal Requirements.

(f) Except as disclosed on Schedule 4.3(e) of the Company Disclosure Letter or as set forth in the Company’s Governing Documents or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g) Except as disclosed on Schedule 4.3(g) of the Company Disclosure Letter, as provided for in this Agreement or as contemplated by the Transaction, immediately following the consummation of the Transactions, no shares, shares of capital stock, warrants, options or other securities of any Group Company will be issued and no rights in connection with any shares, warrants, options or other securities of any Group Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4. Authority Relative to this Agreement. The Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly and validly authorized by the Company’s board of directors and, except for receipt of the approval of the Shareholders of the Company as required by the Companies Act and the approvals described in Section 4.5(b), no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreement to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5. No Conflict; Required Filings and Consents.

(a) Assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.5(b) and on Schedule 4.5(a) of the Company Disclosure Letter are duly and timely obtained or made, the execution and delivery by the Company of this Agreement does not, the performance of this Agreement by the Company will not, and the consummation of the Transactions will not: (i) conflict with or result in a violation or breach of or default under any provision of the Company’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement, or the other Transaction Agreements to which the Company is a party, by the Company does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Third Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder, (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b)(iv) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.6. Compliance; Approvals. Except as disclosed in Schedule 4.6 of the Company Disclosure Letter:

(a) Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(b) (i) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) each Approval held by the Group Companies is valid, binding and in full force and effect, in case of (i) and (ii), except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(c) None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.7. Financial Statements.

(a) The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended (collectively, the “Audited 2020 and 2019 Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 2021, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the six-month period then ended (the “Unaudited Interim Financial Statements” and, together with the Audited 2020 and 2019 Financial Statements, the “Financial Statements”). The Financial Statements (x) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Unaudited Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); (y) were prepared in conformity with Brazilian GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Interim Financial Statements, the absence of footnotes); and (z) were prepared from the books and records of the Group Companies.

(b) The Company has established and maintained a system of internal controls designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with the Company management’s general or specific authorizations, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with Brazilian GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there is no “material weakness” in the internal controls over financial reporting of the Group Companies.

(c) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer or director of the Company.

4.8. No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with Brazilian GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements or, as of the Closing Date, as otherwise permitted pursuant to Section 6.1; (c) liabilities incurred in connection with the Transaction; (d) as disclosed on Schedule 4.8 of the Company Disclosure Letter; or (e) liabilities that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course of business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken by any of the Group Companies that would be prohibited by Sections 6.1(l), 6.1(o) and 6.1(p) (and to the extent related to the foregoing clauses, Section 6.1(q)), if such action were taken on or after the date hereof without the consent of SPAC.

4.10. Litigation. Except as disclosed on Schedule 4.10 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) no pending or threatened Legal Proceeding by any Group Company against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation, restriction or penalty on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed only upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

4.11. Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan and specifies whether such plan is a Foreign Plan. For each such material Employee Benefit Plan, the Group Companies have made available to SPAC a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements or other funding arrangements and amendments thereto; (ii) the most recently prepared actuarial reports and financial statements and (iii) all material, non-routine correspondence relating thereto received from or provided to any Governmental Authority during the past three years.

(b) Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. To the Knowledge of the Company no fact or event exists that could reasonably be expected to give rise to any material Legal Proceeding or material tax, fine, lien or penalty with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).

(c) Except as would not have a Company Material Adverse Effect, no Group Company or any of its subsidiaries has at any time in the past six (6) years sponsored or been obligated to contribute to, or had or is reasonably expected to have any liability in respect of any plan subject to Title IV of ERISA (including any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any other defined benefit pension plan).

(d) None of the Employee Benefit Plans provides for any material, and the Group Companies have no material liability in respect of, post-retirement health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the applicable Legal Requirements.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to any Employee Benefit Plan, no material actions, suits, claims (other than routine claims for benefits in the ordinary course), investigations or Legal Proceedings are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due, or increase the amount of compensation or benefits payable, to any current or former employee, contractor or director of the Company or its subsidiaries or otherwise under any Employee Benefit Plan; (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(g) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(h) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each such Foreign Plan is in compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no pending, or to the Knowledge of the Company, threatened investigations by any Governmental Entity involving such Foreign Plan, and no pending, or to the Knowledge of the Company, threatened claims (except for claims for benefits payable in the normal operation of such Foreign Plan), actions, suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made in a timely manner; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements; (vi) the consummation of the transactions contemplated by this Agreement will not by itself be reasonably expected to create or otherwise result in any material liability with respect to such Foreign Plan; and (vii) each Employee Benefit Plan, if intended to qualify for special tax treatment or tax-qualified treatment, meets all the requirement for such treatment and, to the Knowledge of the Company, no event has occurred with respect to such Foreign Plan that would reasonably be expected to cause the denial or loss of such special tax treatment or tax-qualified treatment.

4.12. Labor Matters.

(a) Except as disclosed in Schedule 4.12(a) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Group Company is a party to or bound by, or currently negotiating in connection with entering into or amending, any labor agreement, collective bargaining agreement or other labor Contract with any labor union or other employee representative bodies; (ii) no employees of the Group Companies are represented by any labor union or other employee representative bodies with respect to their employment with the Group Companies; and (iii) there are no representation proceedings or petitions of employees or former employees of any Group Company or third parties, including Governmental Entities, seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any labor relations tribunal having jurisdiction over the Company’s operations; and (iv) to the Knowledge of the Company, since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or threatened in writing by any labor union or other employee representative bodies.

(b) Except as would not have a Company Material Adverse Effect, since the Reference Date, there have been no strikes, work stoppages, slowdowns, or other material labor disturbances against the Group Companies or, to the Knowledge of the Company, threatened in writing.

(c) To the Knowledge of the Company, the Group Companies and each of their employees and consultants are in compliance with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d) To the Knowledge of the Company, no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any other current or former appointed executive officer or director of any Group Company involving or relating to his or her services provided to any Group Company.

(e) Except as disclosed on Schedule 4.12(e) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, since the Reference Date, (i) there are no material complaints, charges, investigations, claims or other Legal Proceedings against the Group Companies pending or, to the Knowledge of the Company, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company; and (ii) each Group Company is in material compliance with all applicable Legal Requirements respecting labor, employment and employment practices.

(f) No Group Company is liable for any arrears of wages or penalties with respect thereto, other than as would not be reasonably expected to have a Company Material Adverse Effect.

(g) Except as disclosed on Schedule 4.12(g) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, the Group Companies have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Employee Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Group Companies in accordance with such classifications and there have been no Legal Proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing relating to any of the foregoing.

4.13. Real Property; Tangible Property.

(a) No Group Company currently owns any real property or has in the past three years owned any real property.

(b) Except as would not be reasonably expected to have a Company Material Adverse Effect, each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Schedule 4.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Material Company Real Property Leases (as defined below).

(c) Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default; and (ii) no Person other than the Group Companies has the right to use the Company Leased Properties, except as subleased by the respective Group Company to a sub-lessee.

(d) Except as disclosed on Schedule 4.13(d) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, each Group Company has good and marketable title to or other right or interest in, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any Company Real Property Lease.

4.14. Taxes. Except as disclosed on Schedule 4.14 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against the any Group Company which has not been paid, resolved, settled or withdrawn or that is being contested in good faith through appropriate proceedings.

(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any request nor, to the Company’s Knowledge, is there any request threatened in writing for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company has liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements or in the SEC Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(h) No Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(i) To the Knowledge of the Company, no Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) To the Knowledge of the Company, each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k) All material related party transactions involving any Group Company are in material compliance with the arm’s length standards of applicable Tax Legal Requirements.

(l) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements or in the SEC Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements or in the SEC Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(n) No claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) The Company has not taken any action, and is not aware of any fact or circumstance that would reasonably be expected, to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p) No advantage of any amnesty or tax installment program regarding Taxes (including ordinary installments, REFIS, PAES, PAEX and any similar plan) in the previous five (5) years have been taken by any Group Company.

4.15. Environmental Matters.

(a) Except as would not be reasonably expected to have a Company Material Adverse Effect:

(i) The Group Companies are, and have been for the past three years, in compliance with all Environmental Laws;

(ii) Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws;

(iii) To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iv) To the Knowledge of the Company, no portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws.

4.16. Brokers; Third Party Expenses. Except for the fee arrangement disclosed in Schedule 4.16 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.17. Intellectual Property.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, any of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”) and (v) material Group Company Software. All of the Company Registered Intellectual Property is subsisting, all of the Company Registered Intellectual Property is valid (except for any pending applications included therein, which are, to the Knowledge of the Company, valid), and to the Knowledge of the Company, all Company Registered Intellectual Property is enforceable in all material respects. None of the Owned Intellectual Property material to the operation of the business of any of the Group Companies has been adjudged invalid or unenforceable in whole or part, and to the Knowledge of the Company, all material Owned Intellectual Property is valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property and has a license, sublicense or otherwise possesses valid rights to use, license, sublicense, resell and commercialize (as currently used, licensed, sublicensed, resold and commercialized by the Group Companies) all other material Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for, or used or held for use in, the conduct of each Group Company’s business as currently conducted in all material respects. To the Knowledge of the Company, all Licensed Intellectual Property used by the Company is duly licensed and used within the scope of its licenses in all material respects.

(c) Since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and no Group Company has received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that any Group Company or the conduct of the business of any of the Group Companies has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party; or (ii) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company, none of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property in any material respect.

(e) No past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies pursuant to a Contract with a Group Company). Each of the past and present directors, officers, partner, shareholder, quotaholder, manager, employees, consultants, service providers and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement (or has similar obligations pursuant to law), pursuant to which such Person has, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) agreed to hold all confidential and/or proprietary information of the Group Companies (or of another Person and held by any Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such material work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to any Group Company or to protect the Trade Secrets of the Group Companies under any such agreement. No past and present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service providers or independent contractor of any of the Group Companies or any Person has any ownership in Owned Intellectual Property in any material respect.

(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Owned Intellectual Property and Licensed Intellectual Property (or any other Intellectual Property owned by another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such Intellectual Property) the value of which to any Group Company is contingent upon maintaining the confidentiality thereof. No such Intellectual Property that is material to any of the Group Companies or their respective businesses (i) has been authorized to be disclosed by one of the Group Companies, or (ii) has been disclosed to any of the Group Companies’ past or present employees or any other Person, in each case, other than as subject to a Contract restricting the disclosure and use of such Intellectual Property, and there is no uncured material breach by any employee or Person under any such Contract.

(g) Except as disclosed in Schedule 4.17(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to any of the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. Except as disclosed on Schedule 4.17(h) of the Company Disclosure Letter, no source code for any material Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations in a Contract to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material Group Company Software to any escrow agent or other Person. Except as disclosed on Schedule 4.17(h) of the Company Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Group Company Software to any other Person (other than New PubCo or SPAC), including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby. To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software in any material respect.

(i) The Company or one of its Subsidiaries owns, or has a valid right to access, use, resell and commercialize (as applicable) all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment used by any Group Company as currently accessed, used, resold and commercialized by the Group Companies in all material respects (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects. The Group Companies have taken commercially reasonable actions, consistent with industry practices, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.

(j) Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no failures, breakdowns, continued substandard performance or other adverse events (including any unauthorized use, access, interruption, modification or corruption) affecting any such Company IT Systems (or any information and transactions stored or contained therein or transmitted thereby). The Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or other similar code or programs that could (i) materially disrupt or materially and adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems in any material respect.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software or any other Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, distribution, licensing, attribution or disclosure to any third party of any portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(l) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than New PubCo, SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) alter, encumber or cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.18. Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Group Companies, and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Group Companies have since the Reference Date (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies, records and notices regarding the Processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information (“Privacy Requirements”). Except as disclosed on Schedule 4.18 of the Company Disclosure Letter, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Group Companies have, since the Reference Date, (A) received any written notice of any requests (including from individuals exercising their rights under Privacy Laws) or claims of (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a violation of any Privacy Requirements or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data Processing activities or any alleged breaches of any Privacy Requirements.

(b) Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, transfer, use, modification or disclosure. The consummation of the Transactions will not breach any Privacy Requirement, except as would not, individually or in the aggregate, reasonably be expected to reasonably be expected to have a Company Material Adverse Effect.

(c) Since the Reference Date, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or Processed by or on behalf of any of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any material breaches, security incidents, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of Personal Information. Each of the Group Companies has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.19. Agreements, Contracts and Commitments.

(a) Schedule 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof (other than any Employee Benefit Plan):

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $2,000,000 per annum;

(ii) any Contract with (x) the top 10 customers of the Group Companies (the “Material Customers”) as measured by amounts received by the Group Companies on a consolidated basis for the 12-month period ended on December 31, 2020 and the 6-month period ended on June 30, 2021 and (y) the top 10 suppliers of the Group Companies as measured by amounts paid by the Group Companies on a consolidated basis for the 12-month period ended on December 31, 2020 and the 6-month period ended on June 30, 2021 (the “Material Suppliers”), in each case, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business;

(iii) any Contract that purports to limit in any respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iv) any Contract memorializing any Interested Party Transactions (other than those employment agreements, confidentiality agreements, non-competition agreements (for the benefit of a Group Company) or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) providing for annual payments in an amount equal to or greater than $2,000,000;

(v) any Contract in an amount equal to or greater than $2,000,000 that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi) any Contract that is related to the governance or operation of any material joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii) any Contract for or relating to any borrowing of money by or from the Company in excess of $2,000,000 (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(viii) any Contract (A) providing for the grant of any preferential rights to purchase or lease any material asset of the Company; or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of the Group Companies taken as a whole;

(ix) any obligation to register any Company Shares or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(x) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case, for which any Group Company has any material outstanding payment obligations;

(xi) any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Company Real Property Leases”);

(xii) any Contract under which any of the Group Companies: (A) obtains the right to use, or a covenant not to be sued under, any material Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) grants the right to use, or a covenant not to be sued under, any material Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, vendors, distributors, contractors or customers in the ordinary course of business);

(xiii) any Contract pursuant to which any Group Company (i) provided material source code containing or embodying any Group Company Software to a third party (other than contractors providing services to the Group Companies with respect thereto in the ordinary course of business) or (ii) granted a third party a contingent right to receive material source code containing or embodying any Group Company Software, whether pursuant to an escrow arrangement or otherwise;

(xiv) any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council or other employee representative bodies; and

(xv) any Contract that creates guarantees or liens of any nature on the Group Companies’ assets not in the ordinary course of business and in an amount equal to or greater than $2,000,000.

(b) Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event or has provided any formal written notice of any intention to terminate, any such Company Material Contract. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

(c) Commercial Agents. Except as disclosed on Schedule 4.19(c) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no Person that acts (or has acted) as a commercial agent (representantes comerciais) of the Company, and the Company has never entered into any agency agreement to formalize such type of relationship, (ii) the Company is not liable for any indemnification rights to any commercial agent and (iii) there are no pending or threatened Claims in connection with any commercial agent (whether of individual or collective nature).

4.20. Insurance. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each of the Group Companies maintains insurance policies or fidelity or surety bonds (collectively, the “Insurance Policies”) covering such risks in respect of its business and assets as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate; (ii) the Insurance Policies are in full force and effect, (iii) the premiums due with respect to such Insurance Policies have been timely paid and no written notice of cancellation or termination or intent to cancel has been received by any of the Group Companies with respect to any material Insurance Policy, and (iv) there is no pending material claim by any Group Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.21. Interested Party Transactions. Except as disclosed on Schedule 4.21 of the Company Disclosure Letter or as would not, individually or in the aggregate, be material to the Group Companies, (a) No officer or director of the Company or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons pursuant to any Contract or business arrangement with the Group Companies that is still in full force and effect as of the date hereof, and (b) to the Knowledge of the Company, no officer, director or direct holder of more than 5% of the equity securities of the Group Companies or any member of their immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Company Material Contract with any of the Group Companies that is still in full force and effect as of the date hereof (any such transactions in clauses (a) and (b), an “Interested Party Transaction”), in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; (iv) as described in the Financial Statements, (v) for Contracts or transactions solely among the Group Companies, or (vi) related to any such Person’s ownership of Company Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies.

4.22. Information Supplied. The information relating to the Group Companies to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation is made by Company with respect to any other information that has been or will be included in the Registration Statement or the Proxy Statement or any projections or forecasts included therein.

4.23. Anti-Bribery; Anti-Corruption. Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any bribe, influence, payment, kickback, payoff, benefits or any other type of payment, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any official act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; or (iv) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; or (d) established or maintained any unlawful fund of corporate monies or other properties, in each case, that would be unlawful under any applicable provision of (i) the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., (ii) the United Kingdom Bribery Act 2010, (iii) Brazilian Federal Law No. 12,846/2013, (iv) Brazilian Federal Law No. 8,429/1992, (v) Brazilian Federal Law No. 9,613/1998, (vi) Brazilian Federal Law No. 12,813/2013, (vii) Brazilian Federal Law No. 8,666/1993, (viii) Brazilian Federal Law No. 14,133/2021, (ix) Brazilian Decree-Law No. 2,848/1940 or (x) any other applicable anti-corruption or anti-bribery Legal Requirements (collectively, the “Anti-Corruption Laws”). Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, or any of the Group Companies’ respective Affiliates, employees or any other

Persons acting on their behalf has ever been found by a Governmental Entity to have violated any Anti-Corruption Laws or has been the subject of any indictment or any governmental investigation with respect to applicable Anti-Corruption Laws. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) promote compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.24. International Trade; Sanctions.

(a) Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws, including all applicable Customs & International Trade Authorizations; (ii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any violation of any applicable Customs & International Trade Laws; and (iii) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any noncompliance with any applicable Customs & International Trade Laws.

(b) None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any Sanctions. Since the Reference Date and to the Knowledge of the Company, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25. Customers and Suppliers. No Group Company has received any written or, to the Knowledge of the Company, oral notice that any Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.26. Board Approval; Vote Required. The Company Board, by unanimous written consent, has duly recommended that the Company Shareholders negotiate this Agreement. The Requisite Approval (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions to which the Company is a party. The Company Minutes, if executed and delivered to the Company, would qualify as the Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Transactions to which the Company is a party.

4.27. Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB OR THIRD MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC, NEW PUBCO, FIRST MERGER

SUB, SECOND MERGER SUB AND THIRD MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such SPAC SEC Reports will be deemed to modify or qualify the Fundamental Representations of SPAC), SPAC represents and warrants to the Company that each statement contained in this Article V (other than each statement contained in Section 5.2 and Section 5.21 to the extent the statements in Section 5.21 are applicable to New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub) is true and correct as of the date hereof and as of the Closing Date. Except as set forth in the SPAC Disclosure Letter, each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub represent and warrant to the Company, severally but not jointly, that each statement contained in Section 5.2 and Section 5.21 (to the extent the statements in Section 5.21 are applicable to New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub) is true and correct as of the date hereof and as of the Closing Date.

5.1. Organization and Qualification.

(a) SPAC is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d) SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.2. New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub.

(a) Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub, taken as a whole or have a SPAC Material Adverse Effect. None of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub are in violation of any of the provisions of their respective Governing Documents in any material respect. Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

(b) New PubCo has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than First Merger Sub, Second Merger Sub and Third Merger Sub. Neither New PubCo, First Merger Sub, Second Merger Sub nor Third Merger Sub has, and at all times prior to each Closing Date shall not have, except as expressly contemplated by the Transaction Agreements and the Transactions, any assets, properties, liabilities or obligations of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business or operations except as expressly contemplated by the Transaction Agreements and the Transactions. New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

(c) All outstanding shares of First Merger Sub, Second Merger Sub and Third Merger Sub are owned by New PubCo, free and clear of all Liens (other than Permitted Liens). Except as contemplated by this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which New PubCo is a party or by which it is bound obligating New PubCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional New PubCo Ordinary Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, New PubCo Ordinary Shares or any other shares or other interest or participation in New PubCo, no outstanding New PubCo Ordinary Shares are subject to vesting or forfeiture rights or repurchase by a New PubCo, and there are no outstanding or authorized stock appreciation, dividend equivalent, profit participation or other similar rights issued by New PubCo.

(d) Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub, and no other proceedings on the part of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub and,

assuming the due authorization, execution and delivery thereof by the Company, constitute the legal and binding obligations of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub (as applicable), enforceable against New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(e) Complete and correct copies of the Governing Documents of New PubCo and the Merger Subs, as currently in effect, have been made available to the Company as of the date hereof, which Governing Documents shall not be modified until immediately prior to the First Effective Time, at which point the modifications provided for in Section 2.9 shall be carried out.

5.3. Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”) are authorized, and no such shares are issued and outstanding; (ii) 200,000,000 class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”), are authorized and 23,000,000 such shares are issued and outstanding; (iii) 50,000,000 class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and, together with the SPAC Preferred Shares and the SPAC Class A Ordinary Shares, the “SPAC Shares”), are authorized and 5,750,000 such shares are issued and outstanding; (iv) 7,000,000 warrants to purchase one SPAC Class A Ordinary Share (the “Private Placement Warrants”) are outstanding; and (v) 11,500,000 warrants to purchase one SPAC Class A Ordinary Share (the “Public Warrants” and, collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Upon the closing of the transactions contemplated by the Subscription Agreements, SPAC has committed to issue 9,400,000 SPAC Class A Ordinary Shares to the PIPE Investors.

(b) Except for the SPAC Warrants, SPAC Class A Ordinary Shares and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c) Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

(d) As of the date of this Agreement: (i) 50,000 shares, par value $1.00 per share, of New PubCo are authorized, and one such share is issued and outstanding; (ii) 50,000 shares, par value $1.00 per share, of First Merger Sub are authorized, and one such share is issued and outstanding; (iii) 50,000 shares, par value $1.00 per share, of Second Merger Sub are authorized, and one such share is issued and outstanding; and (iv) 50,000 shares, par value $1.00 per share, of Third Merger Sub are authorized, and one such share is issued and outstanding;

5.4. Authority Relative to this Agreement. Each SPAC Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by each SPAC Party of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Shareholder Matters. This Agreement and the other Transaction Agreements to which each SPAC Party is a party have been duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitute the legal and binding obligations of such SPAC Party enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5. No Conflict; Required Filings and Consents.

(a) Subject to the approval by the shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by any SPAC Party of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate such SPAC Party’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

(b) The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the First Plan of Merger and associated documents and Second Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Schedule 5.5(b) of the SPAC Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

5.6. Compliance; Approvals. Since its incorporation or organization, as applicable, each SPAC Party has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to any SPAC Party has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by any SPAC Party. Each SPAC Party is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each Approval held by each SPAC Party is valid, binding and in full force and effect in all material respects. No SPAC Party: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.

5.7. SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports complied, and the Additional SPAC SEC Reports will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not at the time they were filed, and the Additional SPAC SEC Reports will not at the time they are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of the SPAC and in accordance with: (i) GAAP; and (ii) Regulation S-X and Regulation S-K, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

5.8. Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; (b) any material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

5.9. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect, there is: (a) no pending or, to the Knowledge of any SPAC Party, threatened Legal Proceeding against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by any SPAC Party against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any SPAC Party; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon any SPAC Party or any of its respective properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such.

5.10. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, as of the Closing).

(b) Except for the Transactions, the SPAC Parties do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, the SPAC Parties have no material interests, rights, obligations or liabilities with respect to, and are not party to, bound by or have their assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination.

5.11. SPAC Material Contracts.

(a) Schedule 5.11 of the SPAC Disclosure Letter sets forth a true, correct and complete list of (i) each “material contract” (as such term is defined in Regulation S-K) to which any SPAC Party is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-1 (File No. 333-241831).

(b) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the SPAC Parties and, to the Knowledge of the SPAC Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the SPAC Parties, are enforceable by the SPAC Parties to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) none of the SPAC Parties or, to the Knowledge of the SPAC Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.12. SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “ASPCU”. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “ASPC”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “ASPCW”. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or to terminate the listing of SPAC on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act.

5.13. PIPE Investment Amount.

(a) SPAC has delivered to the Company true, correct and complete copies of each Subscription Agreement (including any amendments, side letters or other supplements thereto) entered into on or prior to the date hereof, pursuant to which the PIPE Investors have committed to provide the PIPE Investment.

(b) Pursuant to, and on the terms and subject to the conditions of the subscription agreements entered into by SPAC and New PubCo with certain PIPE Investors in relation to the PIPE Investment (each such executed subscription agreement, including any amendments, side letters or other supplements thereto, an “Subscription Agreement”), the PIPE Investors have agreed to purchase SPAC Class A Ordinary Shares for an aggregate purchase price of $94,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account will be, prior to or at the Closing, in the aggregate sufficient to enable SPAC and New PubCo to pay all cash amounts required to be paid by SPAC and New PubCo pursuant to this Agreement prior to or at the Closing. As of the date hereof, the Subscription Agreements are, and as of the First Closing, the Subscription Agreements will be, in full force and effect, and none of the Subscription Agreements have been withdrawn or terminated, or otherwise amended or modified, in any respect, and no such withdrawal, termination, amendment or modification is contemplated by SPAC or New PubCo. As of the date hereof, each Subscription Agreement is, and as of the First Closing, each Subscription Agreement will be, a legal, valid and binding obligation of SPAC and New PubCo and, to SPAC’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC, New PubCo and/or any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to New PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC and New PubCo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC or New PubCo under any material term or condition of any Subscription Agreement and, as of the date hereof, neither SPAC nor New PubCo has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by the SPAC Parties or any of their Affiliates to any PIPE Investor in respect of its investment or, except as set forth in the Subscription Agreements.

5.14. Trust Account.

(a) As of the date of this Agreement, SPAC has at least $230,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of February 18, 2021, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

5.15. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of any SPAC Party have been duly and timely filed (taking into account any valid extensions) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by any SPAC Party (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b) Each SPAC Party has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against any SPAC Party which has not been paid, resolved, settled or withdrawn or that is being contested in good faith through appropriate proceedings.

(d) No material Tax audit or other examination of any SPAC Party by any Governmental Entity is presently in progress, nor has any SPAC Party been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f) No SPAC Party has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s financial statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the SPAC Parties in the ordinary course of business.

(g) No SPAC Party (i) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h) No SPAC Party has: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(i) To the Knowledge of SPAC, SPAC does not have, and has not had, a permanent establishment in any country other than the country of its organization, or is, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j) To the Knowledge of SPAC, SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k) SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the SPAC’s financial statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(l) No claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) The SPAC Parties have not taken any action, and are not aware of any fact or circumstance, that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

5.16. Information Supplied. The information relating to the SPAC Parties to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company in writing specifically for inclusion in the Registration Statement and the Proxy Statement.

5.17. Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC does not currently maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits.

5.18. Board Approval; Shareholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of the SPAC; (c) made the SPAC Recommendation; and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC or any other SPAC Party are necessary to approve the consummation of the Transactions.

5.19. Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between any SPAC Party, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing. Except as set forth in Schedule 5.19 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Registration Statement.

5.20. Brokers. SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.21. Investment Company Act. SPAC is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act.

5.22. JOBS Act. SPAC qualifies as an “emerging growth company” within the meaning of the JOBS Act.

5.23. Disclaimer of Other Warranties. EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1. Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19, use its commercially reasonable efforts to carry on its business in the ordinary course, except: (w) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement and the other Transaction Agreements; (y) as required by applicable Legal Requirements; or (z) as set forth on Schedule 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except: (i) as expressly contemplated by this Agreement and the other Transaction Agreements, (ii) as required by applicable Legal Requirements, (iii) as set forth on Schedule 6.1 of the Company Disclosure Letter; or (iv) as a result of or in connection with COVID-19, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of less than $100,000 in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (vi) hire or terminate any employee whose annual base compensation is $100,000 or more, other than terminations for cause;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the Group Companies (or any of their respective businesses); or (ii) voluntarily extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the Group Companies (or any of their respective businesses), other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable);

(c) except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other Contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement);

(d) amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

(e) except in the ordinary course of business: (i) merge, consolidate or combine the Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(f) voluntarily dispose of or amend any Company Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, considered as a whole;

(g) other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(h) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies and other than advances for business expenses to employees and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $5,000,000 other than (x) guarantees of any Indebtedness of any Company Subsidiaries, (y) guarantees by the Company Subsidiaries of the Indebtedness of the Company, or (z) Indebtedness incurred under credit facilities existing on the date hereof; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers;

(i) compromise, settle or agree to settle any Legal Proceeding (i) involving payments by any Group Company of $100,000 or more, or (ii) that imposes any non-monetary obligations on a Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(j) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (i) modify or amend, in a manner that is adverse to the applicable Group Company, or terminate any Company Material Contract (other than the repayment of existing Indebtedness); (ii) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company to any other Group Company);

(k) except as required by Brazilian GAAP (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l) except in the ordinary course of business, (i) make, change or revoke any material Tax election, (ii) change (or request to change) any material method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended material Tax Return, (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (vi) settle or consent to any claim or assessment relating to any material amount of Taxes;

(m) take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(o) subject to Section 6.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) Employee Benefit Plans and (iv) employment arrangements entered into in the ordinary course;

(p) engage in any material new line of business; or

(q) agree in writing or otherwise agree or commit to take any of the actions described in Section 6.1(a) through Section 6.1(q).

6.2. Conduct of Business by SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, SPAC and New PubCo shall, and SPAC and New PubCo shall cause each of its Subsidiaries to use its commercially reasonable efforts to carry on its business in the ordinary course, except: (w) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment); (y) as required by applicable Legal Requirements; or (z) as set forth in Schedule 6.2 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except (i) as set forth in Schedule 6.2 of the SPAC Disclosure Letter, or (ii) as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, neither SPAC nor New PubCo shall, and SPAC and New PubCo shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, New PubCo or any of New PubCo’s Subsidiaries;

(c) except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, (a) in excess of $2,000,000 in the aggregate or (b) except in the ordinary course of business; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at the Closing;

(g) except as required by Brazilian GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) except in the ordinary course of business, (i) make, change or revoke any material Tax election, (ii) change (or request to change) any method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended material Tax Return, (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (vi) settle or consent to any claim or assessment relating to any material amount of Taxes;

(i) take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(j) create any Liens on any material property or material assets of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub;

(l) commence, settle or compromise any Legal Proceeding material to SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub or their respective properties or assets;

(m) engage in any material new line of business;

(n) modify or amend the Trust Agreement or Subscription Agreements or other agreement related to the Trust Account or the PIPE Investment; or

(o) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through Section 6.2(n).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Proxy Statement; Special Meeting; Newco Approval.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, SPAC shall cause New PubCo to, in accordance with this Section 7.1(a), prepare and file or confidentially submit a registration statement with the SEC (as such filing or confidential submission is amended or supplemented, the “Registration Statement”), including a proxy statement of New PubCo, on Form F-4 (as such filing or confidential submission is amended or supplemented, the “Proxy Statement”), for the purposes of (I) registering under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Ordinary Shares to be issued in connection with the transactions contemplated hereby (excluding the Earn Out Shares and any New PubCo Ordinary Shares to be issued in connection with SPAC Warrants and the Converted Options) (together, the “Registration Shares”), (II) providing SPAC’s shareholders with notice of the opportunity to redeem SPAC Class A Ordinary Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Ordinary Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval and authorization of the First Plan of Merger and Second Plan of Merger by way of special resolution pursuant to the Companies Act; (3) the issuance of New PubCo Ordinary Shares in connection with Article II; and (4) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s shareholders at the Special Meeting. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(ii) The Parties shall deliberate in good faith between the date hereof and December 31, 2021 to decide on whether SPAC will submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC; provided that, in the event that the Company has failed to deliver the SEC Financial Statements referred to in Section 7.21(a) and the LinkAPI Historical Financial Statements by December 31, 2021, then the Parties agree to proceed with a confidential submission of the Registration Statement and Proxy Statement with the SEC.

(iii) SPAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(iv) Prior to each filing or confidential submission with the SEC, SPAC will cause New PubCo to make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. New PubCo shall not file or confidentially submit any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). New PubCo will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed or confidentially submitted; (B) the effectiveness of the Registration Statement; (C) the filing or confidential submission of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. New PubCo shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(v) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, New PubCo shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New PubCo of such information, event or circumstance.

(vi) New PubCo or SPAC, as applicable, shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide New PubCo with all information in its possession concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by New PubCo for inclusion in the Registration Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to New PubCo and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

(b) SPAC shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of SPAC’s shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than twenty-five (25) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, however, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to SPAC under applicable Legal Requirements. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC’s shareholders and for such supplement or amendment to be promptly disseminated to New PubCo’s shareholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC’s shareholders if SPAC reasonably expects the SPAC Shareholder Redemption Payments would cause the condition in Section 8.2(h) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Newco Approvals. Promptly following the date of this Agreement and in connection with the execution and delivery the Newco Joinder and in any event prior to the consummation of the Pre-Closing Exchange, Newco shall obtain and deliver the Newco Approvals.

7.2. Certain Regulatory Matters.

(a) (i) As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, New PubCo and the Company shall each prepare and file any required notifications or filings under any applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions. The Parties shall promptly and in good faith respond to all information requested of it by a Governmental Entity in connection with any such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) promptly inform the others of any communication to or from a Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b) Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under applicable Antitrust Laws, shall be borne 50% by SPAC and 50% by the Company.

7.3. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved in advance in writing by the Company. As promptly as practicable following the Special Meeting, SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, New PubCo shall file the Closing Form 6-K with the SEC. Prior to Closing, SPAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.

7.4. Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with terms of this Agreement. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or Newco, on the one hand, or SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub (in the case of the Company) or the Company (in the case of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by a SPAC Party, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company, routine disclosures to Governmental Entities made by the Company in the ordinary course of business, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; (iii) in the case of the Group Companies, (x) internal announcements to employees of the Group Companies or (y) communications to banks, customers or suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; provided that, for the avoidance of doubt, this sentence shall not limit communications by any Group Company or any of its Affiliates that are not widely disseminated.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

7.5. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 7.5(c) of the Company Disclosure Letter; (d) the termination of each agreement set forth on Schedule 7.5(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, or the incurrence of any liability or expense.

7.6. No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers and directors to comply with the foregoing requirement.

7.7. No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption), or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

7.8. Disclosure of Certain Matters. Each of SPAC, New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.9. Securities Listing. New PubCo shall, and SPAC will use commercially reasonable efforts to cause New PubCo to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on the NASDAQ (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at the Closing.

7.10. No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its shareholders, stockholders, employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than any SPAC Party and its agents, representatives, advisors) concerning any merger, consolidation, sale of a substantial portion of the ownership interests and/or assets of the Company, recapitalization of the Company or similar transaction involving the Company (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause the SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of or by a SPAC Party, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.11. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who properly elect to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or franchise tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12. Director and Officer Matters.

(a) Group Companies.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, New PubCo shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New PubCo shall, and shall cause the Newco Surviving Sub to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(a)(ii).

(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and the Group Companies under this Section 7.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 7.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(a).

(iv) If New PubCo or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or such Group Company, as applicable, assume the obligations set forth in this Section 7.12(a).

(b) SPAC.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New PubCo shall cause SPAC to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause SPAC to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. New PubCo shall, and shall cause the Second Surviving Sub to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b)(ii).

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and SPAC under this Section 7.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(b).

(iv) If New PubCo or, after the Closing, SPAC, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or SPAC, as applicable, assume the obligations set forth in this Section 7.12(b).

7.13. Tax Matters.

(a) The Parties intend that the SPAC Mergers, taken together, and the Third Merger will qualify for the Intended Tax Treatment. The Parties (i) shall not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, and (ii) shall not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to each of the SPAC Mergers and the Third Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(b) New PubCo, SPAC and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Schedule 7.13 of the Company Disclosure Letter.

(c) Notwithstanding anything in Section 7.13(a) to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by New PubCo. Unless otherwise required by applicable Legal Requirements, New PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC and New PubCo shall reasonably cooperate with respect thereto as necessary). The Company and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(d) In the event that Closing occurs on or prior to April 15, 2022 and SPAC is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code for SPAC’s most recent taxable year ending prior to Closing, New PubCo shall use commercially reasonable efforts to provide the SPAC Shareholders a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) that is reasonably required in order to enable such SPAC Shareholders to make a timely and valid “Qualifying Electing Fund” election under Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC for such taxable year.

7.14. Subscription Agreements. The SPAC Parties shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). SPAC shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to any SPAC Party in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) the relevant SPAC Party the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of)). Without limiting the generality of the foregoing, SPAC shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to a SPAC Party; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if SPAC does not expect the relevant SPAC Party to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

7.15. Section 16 Matters. Prior to the Effective Times, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.16. Qualification as a Foreign Private Issuer. The Parties shall, at all times during the period from the date hereof until the Third Effective Time: (a) take all requisite action such that, as of the Third Effective Time, New PubCo shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange; and (b) not take any action that would cause New PubCo to not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange.

7.17. Qualification as an Emerging Growth Company. The SPAC Parties shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause the SPAC Parties to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.18. New PubCo Board. The Parties shall take all necessary action to cause the New PubCo Board as of immediately following the Closing to consist of seven (7) directors. The initial composition of the New PubCo Board shall be comprised of (a) six (6) individuals to be designated by the Company Shareholders specified in the Shareholders Agreement and (b) one (1) individual to be designated by SPAC Sponsor (the “SPAC Sponsor Designee”), in each case of (a) and (b), in accordance with, and subject to, the terms and conditions of the Shareholders Agreement. The SPAC Sponsor Designee will serve on such committees of the Board as may be specified in the Shareholders Agreement, in accordance with, and subject to, the terms and conditions set forth therein. In addition, SPAC Sponsor may designate two (2) individuals (each such individual designated from time to time by SPAC Sponsor, a “SPAC Sponsor Board Observer”) to be invited by the New PubCo Board to attend meetings of the New PubCo Board in a nonvoting observer capacity, in accordance with, and subject to, the terms and conditions of the Shareholders Agreement.

7.19. New PubCo Equity Plan.

(a) The Parties shall cooperate to establish an equity incentive plan the (“New PubCo Equity Plan”) for service providers of New PubCo and its subsidiaries, to be approved by the Company and SPAC and effective as of (and contingent on) the Closing, subject to the approval of the shareholders of SPAC. The proposed form of the New PubCo Equity Plan shall be prepared and delivered by the Company to SPAC and shall be mutually agreed (in good faith) by SPAC and the Company prior to the Closing Date. SPAC shall, (i) obtain the approval of the New PubCo Equity Plan from the shareholders of SPAC, and (ii) immediately upon the effectiveness of a registration statement on Form S-8 registering New PubCo Ordinary Shares under the New PubCo Equity Plan, make grants to eligible individuals in the amounts determined by the New PubCo Board following the Closing. As soon as practicable following the date hereof (and in all events prior to the Closing), the Company shall engage a compensation consultant mutually satisfactory to SPAC and the Company to advise the Company with respect to the terms of the New PubCo Equity Plan (including, without limitation, with respect to the initial share pool reserve and “evergreen” renewal percentage). New PubCo, SPAC and the Company each agree that upon receipt of the final report of such compensation consultant prior to the Closing, New PubCo, SPAC and the Company shall mutually determine the terms of the New PubCo Equity Plan (including the initial share pool reserve and “evergreen” renewal percentage) in good faith in accordance with, in all material respects, the determination of the compensation consultant; provided that (x) the New PubCo Equity Plan shall initially reserve a number of New PubCo Ordinary Shares not exceeding 15% of total number of New PubCo Ordinary Shares outstanding on a fully diluted basis, as determined at the Closing and (y) the New PubCo Equity Plan shall include an “evergreen” provision pursuant to which the number of New PubCo Ordinary Shares reserved for issuance under the plan shall be increased automatically each year by not more than 5% of the aggregate number of New PubCo Ordinary Shares outstanding on a fully diluted basis, as determined on December 31 of the previous year.

(b) Notwithstanding anything herein to the contrary, each party acknowledges and agrees that all provisions contained in this Section 7.19 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.20. Interim Financial Statements. From the date hereof until the Proxy Clearance Date, the Company shall furnish to SPAC unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof no later than 45 days following the end of each such quarterly period prepared from the books and records of the Group Companies and, in all material respects, in conformity with the Company’s internal managerial accounting practices in the Company’s ordinary course of business.

7.21. Transaction Costs Cap. SPAC agrees to use commercially reasonable efforts to keep the aggregate amount of Transactions Costs below the Transaction Costs Cap. SPAC agrees to notify the Company as promptly as practicable after it obtains actual knowledge of any expenditure or commitment incurred by SPAC that would reasonably be expected to result in SPAC incurring Transaction Costs materially in excess of the Transaction Costs Cap, and shall use commercially reasonable efforts to keep the Company fully informed of such events.

7.22. SEC Financial Statements.

(a) In the event that pursuant to Section 7.1(a)(ii), it is determined that New PubCo and SPAC shall not submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC, the Company shall furnish to SPAC for inclusion in the Proxy Statement and the Registration Statement as soon as reasonably practicable and in any event prior to December 31, 2021, (A) audited consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (collectively, the “PCAOB Audited 2020 and 2019 Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports; (B) the unaudited consolidated balance sheets of the Company as of June 30, 2021, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the six-month period then ended, reviewed in accordance with PCAOB Accounting Standard 4105 (collectively, the “PCAOB Unaudited Interim Financial Statements”), together with the auditor’s limited review report thereon and consent to use such financial statements and report; and (C) unless the SEC provides a final and written waiver of the requirement for its presentation, the audited consolidated balance sheets of LinkApi Tecnologia S.A. (“LinkAPI”) as of the dates required by Rule 3-05 of Regulation S-X (as interpreted by the SEC), and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of LinkAPI for the required periods then ended, audited in accordance with applicable auditing standards required by the SEC for their inclusion in the Registration Statement and the Proxy Statement (collectively, the “LinkAPI Historical Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports. Notwithstanding anything herein to the contrary, the Company’s obligations contained in this Section 7.22(a) shall not be deemed to have been breached by the Company’s failure to deliver such financial statements prior to December 31, 2021, and the Company shall instead be required to comply with Section 7.22(b) below.

(b) In the event that pursuant to Section 7.1(a)(ii), it is determined that New PubCo and SPAC shall submit the Registration Statement and the Proxy Statement confidentially with the SEC prior to filing the Registration Statement and the Proxy Statement with the SEC, the Company shall furnish to SPAC for inclusion in the Proxy Statement and the Registration Statement as soon as reasonably practicable and in any event prior to March 31, 2022, (A) the PCAOB Audited 2020 and 2019 Financial Statements, together with their respective auditor’s reports thereon and consent to use such financial statements and reports; and (B) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the fiscal year then ended, audited in accordance with applicable PCAOB auditing standards (the “PCAOB Audited 2021 Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports.

(c) Upon delivery of the SEC Financial Statements, the Company shall be deemed to represent that the SEC Financial Statements (w) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the SEC Unaudited Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); (x) were prepared in conformity with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (y) were prepared from the books and records of the Group Companies; and (z) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for inclusion in the Proxy Statement and the Registration Statement. Unless the SEC provides a final and written waiver, prior to December 31, 2021, the requirement for its presentation, upon delivery of the LinkAPI Historical Financial Statements, the Company shall be deemed to represent that the LinkAPI Historical Financial Statements (w) present fairly, in all material respects, the financial position of LinkAPI and its subsidiaries on a consolidated basis, as at the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended; (x) be prepared in conformity with Brazilian GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (y) be prepared from the books and records of LinkAPI and its subsidiaries; and (z) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for inclusion in the Proxy Statement and the Registration Statement.

(d) The Company, SPAC and New PubCo shall each use its reasonable efforts to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement or Proxy Statement and any other filings or confidential submissions to be made by SPAC or New PubCo with the SEC in connection with the Transactions.

7.23. Company Shareholder Meeting. The Company agrees to take and carry out any and all necessary measures to hold a shareholders meeting of the Company and employ its reasonable efforts to, on or prior to the Closing Date, obtain approval from the Company Shareholders of the Company’s financial statements and management accounts in respect of the fiscal year ended on December 31, 2020 and, if approved, file the relevant minutes of such shareholders’ meeting with the São Paulo’s Board of Trade in order to achieve its due retroactive effects to the date of the meeting in accordance with applicable Legal Requirements.

7.24. Post-Signing Deliveries. Within eight (8) hours following the execution and delivery of this Agreement, the Company shall deliver to SPAC (i) the Exchange Agreement, duly executed by each of the Company Shareholders, the Company Optionholders and the Company, and (ii) a copy of the minutes of the shareholders’ meeting of the Company held by the Company’s ordinary shareholders, confirming an irrevocable approval by such shareholders of the adoption of this Agreement, the Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby in form and substance reasonably acceptable to SPAC, evidencing the Requisite Approval, including approval of the execution of this Agreement, the Exchange Agreement, the other Transaction Agreements and the authorization and ratification of all acts performed or required to be performed by the officers of the Company for the signing and execution of this Agreement and the Transaction Agreements (the “Company Minutes”).

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval shall have been obtained.

(b) The Newco Shareholder Approval shall have been obtained.

(c) SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of SPAC Class A Ordinary Shares issued in SPAC’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their SPAC Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with SPAC’s Governing Documents.

(d) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Schedule 8.1(d) to this Agreement in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(e) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(f) The New PubCo Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(h) The Exchange Agreement, duly executed by each of the Company Shareholders, the Company Optionholders and the Company, shall have been delivered to SPAC.

(i) The Company Minutes shall have been delivered to SPAC.

8.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b) SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the First Effective Time, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) The memorandum and articles of association of New PubCo shall be amended and restated in the form of the New PubCo A&R Charter.

(f) SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to SPAC, including for the payments to be made by any SPAC Party under this Agreement at Closing.

(g) SPAC shall have delivered or shall stand ready to deliver, the A&R Registration Rights Agreement, duly executed by New PubCo.

(h) SPAC Cash shall equal or exceed the Minimum Cash Amount.

8.3. Additional Conditions to the Obligations of SPAC. The obligations of the SPAC Parties to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.3(a) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein), other than deviations that are properly reflected on the Closing Payments Schedule to be delivered prior to Closing pursuant to Section 3.9(b), on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (iii) all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failures of such representations and warranties of the Company to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the First Effective Time in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the First Effective Time, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Closing shall not have occurred by the date that is nine (9) months following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, or if any representation or warranty of SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub is curable by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d)

until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub is cured during such 30 day period);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period); or

(f) by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval is not obtained.

(g) by SPAC, if the Company has not delivered by March 31, 2022 (i) the PCAOB Audited 2020 and 2019 Financial Statements, and (ii) the PCAOB Audited 2021 Financial Statements.

(h) by SPAC, if the Company shall have failed to deliver the Exchange Agreement, duly executed by each of the Company Shareholders, the Company Optionholders and the Company, within eight (8) hours after the execution and delivery of this Agreement, pursuant to Section 7.24(i);

(i) by SPAC, if the Company shall have failed to deliver the Company Minutes to SPAC within eight (8) hours after the execution and delivery of this Agreement, pursuant to Section 7.24(ii);

9.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Intentional Fraud.

ARTICLE X

NO SURVIVAL

10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.

ARTICLE XI

GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, to:

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention:         Alec Oxenford

Email:               alec@alpha-capital.io

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell, LLP

450 Lexington Avenue

New York, NY 10017

Attention:          Daniel Brass

                           Derek Dostal

Email:               daniel.brass@davispolk.com

                           derek.dostal@davispolk.com

if to the Company to:

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10º andar

São Paulo, São Paulo, Brazil, ZIP05423-180

Attention:        Depto. Jurídico

Email: juridico@semantix.com.br

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Av. Brigadeiro Faria Lima, 3311, 7o Andar

04538-133 São Paulo - SP Brazil

Attention:        Filipe B. Areno

Email:             filipe.areno@skadden.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Jockey” online virtual data room hosted by Datasite at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 3.8, Section 7.12 and this Section 11.4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.

11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7. Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13. Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub), on the one hand, and the Company (on behalf of itself) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15. Legal Representation.

(a) Each SPAC Party and the Company hereby agree for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates (including, after the Closing, SPAC and the Group Companies), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Davis Polk & Wardwell LLP (or any of its successors) may represent the SPAC Sponsor or any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation substantially related to this Agreement, any Transaction Agreement or the Transactions, and each SPAC Party and the Company on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each SPAC Party and the Company, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to SPAC or either SPAC Sponsor after the

Closing Date. Each SPAC Party and the Company, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or either SPAC Sponsor and their respective counsel, including Davis Polk & Wardwell LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding substantially relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New PubCo, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub notwithstanding the Mergers, and instead survive, remain with and are controlled by the SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof. Each SPAC Party, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New PubCo, the Company, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub may use or rely on any of the SPAC Sponsor Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge of the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the SPAC Sponsor Privileged Communications.

(b) Each SPAC Party and the Company hereby agree for itself and on behalf of the other Waiving Parties that Skadden, Arps, Slate, Meagher & Flom LLP (or any of its successors) may represent the shareholders or holders of other equity interests of the Company or any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates (other than the Company and Newco after the Closing) (the “Semantix Group”), in each case, in connection with any Legal Proceeding or obligation substantially related to this Agreement, any Transaction Agreement or the Transactions, and each SPAC Party and the Company on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each SPAC Party and the Company, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to the Semantix Group after the Closing Date. Each SPAC Party and the Company, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Semantix Group and their respective counsel, including Skadden, Arps, Slate, Meagher & Flom LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding substantially relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New PubCo, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub notwithstanding the Mergers, and instead survive, remain with and are controlled by the Semantix Group (the “Semantix Group Privileged Communications”), without any waiver thereof. Each SPAC Party, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New PubCo, the Company, the Newco Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub may use or rely on any of the Semantix Group Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge of the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the Semantix Group Privileged Communications.

11.16. Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, on the one hand, or SPAC, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ALPHA CAPITAL HOLDCO COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA MERGER SUB I COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA MERGER SUB II COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA MERGER SUB III COMPANY

By:	/s/ Alec Oxenford
Name: Alec Oxenford
Title: Authorized Signatory

ALPHA CAPITAL ACQUISITION COMPANY

By:	/s/ Rafael Steinhauser
Name: Rafael Steinhauser
Title: President

[Signature Page to Business Combination Agreement]

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:	/s/ Leonardo Santos
Name: Leonardo Santos
Title: Chief Executive Officer

By:	/s/ Adriano Alcade
Name: Adriano Alcalde
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]